UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2007

TREX COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 542-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On September 10, 2007, the Board of Directors of Trex Company, Inc. (the “Company”) approved a plan (the “Plan”) intended to reduce operating costs and improve the efficiency of the Company’s manufacturing operations. Pursuant to the Plan, the Company will suspend operations at its manufacturing facility in Olive Branch, Mississippi for an indeterminate amount of time, and will consolidate all manufacturing operations into its other two plants, which are located in Winchester, Virginia, and Fernley, Nevada. The shutdown of the Olive Branch facility will reduce the Company’s workforce by approximately 115 employees, and is expected to be complete in approximately 60 days. A copy of the Company’s press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

In connection with the Plan, the Company expects to incur total facility exit and restructuring costs, all of which will be cash charges, of approximately $2.8 million, including approximately $1.0 million for personnel-related costs and approximately $1.8 million for facilities-related and other costs. The Company expects that it will pay substantially all of these costs during the third and fourth quarters of 2007.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of the Company issued on September 13, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: September 13, 2007	/s/ Andrew U. Ferrari
Andrew U. Ferrari Chief Executive Officer (Duly Authorized Officer)

Exhibit Index

Exhibit
99.1	Press Release of the Company issued on September 13, 2007